UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 and 15(d) of
                       the Securities Exchange Act of 1934



                                January 30, 2003
                Date of Report (Date of earliest event reported)

                            AMERADA HESS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                                               13-492 1002
       Delaware                     1-1204                    (IRS Employer
(State of Incorporation)   (Commission File Number)          Identification No.)


                           1185 Avenue of the Americas
                            New York, New York 10036
                     (Address of Principal Executive Office)


                                 (212) 997-8500
              (Registrant's Telephone Number, Including Area Code)


                                (Not Applicable)
                         (Former Name or Former Address,
                          If Changed Since Last Report)

Item 9.   REGULATION FD DISCLOSURE

          Following are prepared remarks of John B. Hess, Chairman of the Board of Directors and Chief Executive Officer of Amerada Hess Corporation, at a public conference call concerning Amerada Hess held on January 30, 2003.

          I would like to update you on our most important strategic initiatives to strengthen our exploration and production portfolio, discuss the impact of the Venezuelan strike on our refining and marketing business and review our financial position. Then, John O'Connor will cover some key subjects in exploration and production, after which John Schreyer will comment on our financial results.

          First, we have been working with the government authorities in Equatorial Guinea to obtain approval for our plans of development for the Okume, Oveng and Elon Fields. Good progress is being made and we anticipate receiving approval in the next several months.

          Second, we are announcing today a swap with BP of our Colombian oil properties for BP's 25 percent interest in natural gas reserves in the joint development area (JDA) of Malaysia and Thailand which will increase our working interest in the JDA project to 50 percent. Essentially, we will be foregoing approximately 18,000 barrels per day of mature oil production in Colombia today for an equivalent amount of natural gas production in 2006 that should maintain this plateau for the following twenty years. The JDA meets our corporate performance objectives of total unit costs below $12/bbl of oil equivalent and a reserve to production life greater than 10 years. The JDA has the potential for significant further additions to proved reserves and production once more natural gas is contracted. We expect the contracts for the construction of the pipeline and gas plant to be authorized early in the second quarter of this year.

          Third, I mentioned on our last quarterly call that we will proactively sell non-strategic assets to reshape and refocus our E&P portfolio. To that end, asset sales are planned for three producing properties: the Gulf of Mexico shelf properties, the Jabung Field in Indonesia and the Arbroath, Montrose and Arkwright Fields in the United Kingdom. These properties have current production of approximately 25,000 barrels per day of oil equivalent and will only be sold if we receive attractive prices. We already have a contract of sale for the U.K. fields with Paladin Resources.

          With regard to Venezuela and our refining and marketing operations, on December 6 our HOVENSA refinery joint venture received a force majeure notification from PDVSA suspending crude oil shipments. In reaction to this notice, the refinery reduced crude charge rates and began buying substitute crude oil. Since December 6, nearly 14 million barrels of substitute crude oil and other feedstocks have been purchased to meet the refinery's crude oil requirements. HOVENSA just received its first crude oil shipment from Venezuela this past weekend. Indications are that further Venezuelan crude shipments are being scheduled, although at reduced levels from contractual amounts. HOVENSA has continued to meet all financial obligations and third party product sales commitments.

          Finally, in terms of our financial position, debt reduction continues to be a primary focus for the Company. We reduced debt by $673 million in 2002 exceeding our $600 million debt reduction target. At December 31, 2002 our outstanding debt was $4.9 billion. For 2003, our capital expenditures are estimated to be $1.45 billion; $1.40 billion for exploration and production, of which $700 million is for development projects. Excess cash flow will he used to further pay down our debt in 2003.



          Following are prepared remarks of John J. O'Connor, Executive Vice President, Worldwide Exploration and Production of Amerada Hess Corporation, at a public conference call concerning Amerada Hess held on January 30, 2003.

          I would like to focus on three key topics: first, our 2002 exploration results and our program planned for 2003; second, a summary of our "reserves" position at year-end, and third, a brief discussion of our recent reservoir experience with Ceiba as well as our expected production for 2003.

          A highlight of 2002 was our very successful exploration program. We had five discoveries in West Africa and three in the deepwater Gulf of Mexico for a success rate of 33%. In total, we spent 350 million on "grass roots" exploration activities and discovered resources of about 200 million barrels of oil equivalent, for a resource finding cost of under $2.00 a barrel.

          Our exploration program for 2003 is based on expenditures of $250 million and includes the drilling of 16 wells to test risked reserves of 250 million BOE. The program is focused on our impact areas: 5 wells are planned for the deepwater Gulf of Mexico, 4 for West Africa and 2 for Southeast Asia.

          Of course, the 2002 discoveries will not be added to our proved reserves until development plans are sanctioned.

          However, based on our 2002 success, and the promise of another good year in 2003, we see exploration contributing a solid foundation for re-shaping our E&P business, which John Hess alluded to earlier.

          And, speaking of foundations, we estimate our year-end 2002 reserves to be approximately 1.2 billion barrels, compared to 1.4 billion barrels a year ago.

          In addition to 165 MMBOE of production, here are the key movements:

          o    56 MMBOE reduction from write-downs on LLOG & Colombia
          o 48 MMBOE reduction from production sharing contracts due to high year-end commodity prices
          o    22 MMBOE reduction due to asset sales
          o    And 50 MMBOE of net additions and other revisions

          Again, please note that the reserve additions associated with our developments in Northern Block G and the increase from our asset swap with BP is not included in 2002's proved reserves.

          Now, turning to the Ceiba Field, which is a core asset for us. Our share of production from the field decreased to 30,000 barrels per day in the fourth quarter of 2002. We are estimating average production of 25,000 barrels per day in 2003. This lower production is due to our decision to reduce offtake from the field to better manage this low energy, but significant reservoir. Ceiba's production challenges result from high early oil offtake and delayed water injection, which resulted in significant reservoir voidage and associated reservoir pressure decline. This effect was compounded by a reservoir that with on-going drilling, has proven to be more complex than the original development plan envisioned. The current development plan is designed to maximize the value of Ceiba. We believe this will require additional wells to optimize recovery. This will also contribute to a longer production profile.

          In conjunction with DeGolyer and MacNaughton, we lowered the prior petroleum engineer's estimates of total barrels to be produced, including both "proved" and "probable" reserves, by 10 percent at year-end. There was no reduction in "proved" reserves. This reserve reduction to "probables" together with increased development costs, triggered the fourth quarter impairment charge, which John Schreyer will discuss in more detail.

          There is no doubt that the Ceiba Field is a very good oil field that will provide lower near-term production, but, we and our partners believe, will ultimately produce some 245 million barrels of oil over a longer time period than originally planned.

          Now, I'd like to review our outlook for production in 2003. After completing our anticipated 2003 divestments, including the Colombia asset swap, and taking account of the revised Ceiba offtake, we expect production, averaged over the year, to be approximately 360,000 barrels of oil equivalent per day. The production decrease due to the asset transactions, based on expected closing dates, is about 30,000 barrels per day. The forecast for our remaining portfolio decreased by 25,000 barrels per day from our previous guidance due primarily to reduced production from Ceiba and lower estimates from several fields due to high-grading of our capital spending program.

          In summary, although we've had a number of disappointments...we now have a solid resource base, we see a more robust and cost-effective producing portfolio, an inventory of profitable new developments and an "impact" exploration program in place...all of which support our embedded growth trajectory. We look forward to sharing our progress with you in future calls.


          Following are prepared remarks of John Y. Schreyer, Executive Vice President and Chief Financial Officer of Amerada Hess Corporation, at a public conference call concerning Amerada Hess held on January 30, 2003.

          Our earnings release was issued this morning and it appears on our website. I will spend a few minutes on our usual comparison of fourth quarter results to the third quarter and then cover several other items.

Consolidated Results of Operations and Cash Flows

          The Corporation's operating earnings for the fourth quarter of 2002 were $145 million, an increase of 20% from the $121 million reported in the third quarter. As John O'Connor explained, we also recorded an impairment charge of $530 million after-tax, during the fourth quarter.

           (in millions)

           Cash flow from operations in the fourth quarter was   $    505
           Proceeds from asset sales                                   34
           Changes in working capital and other                        26
                                                                 --------
                 Total available cash                            $    565

           The principal uses of cash were as follows:
                 Capital expenditures                            $    326
                 Debt reduction                                        90
                                                                 --------
                                                                 $    416
                                                                 --------
           Net increase in cash (to year-end total of            $    149
           $197 million)


          We reduced debt by $673 million in 2002, after funding capital expenditures of $1,534 million. Our debt to capitalization ratio at December 31, 2002 was 54% compared with 53.6% at the beginning of the year.

Exploration and Production

          Operating earnings from exploration and production activities in the fourth quarter of 2002 amounted to $174 million compared with $181 million in the third quarter. The $7 million decrease resulted from a $1.53 decrease in the average crude oil selling price including hedging ($27 million) and an increase in the natural gas selling price ($20 million).

          Let me now provide some background information on these items.

          The after-tax impact of crude oil and U.S. natural gas production hedges in the fourth quarter of 2002 was an opportunity cost of $32 million ($1.00 per BOE) compared with breakeven in the third quarter. The after-tax hedging impact for the full year was a benefit of $54 million.

          Turning to oil and gas production (shown on page 5 of the press release).

          In the fourth quarter of 2002, crude oil and natural gas liquids production was 315,000 barrels per day compared with 323,000 barrels per day in the third quarter. Decreased production in the United States and Equatorial Guinea was partially offset by an increase in Denmark. Natural gas production in the fourth quarter was 713,000 Mcf per day, an increase of 1% from the third quarter.

          Production of oil and gas on a barrel of oil equivalent basis was 434,000 barrels per day in the fourth quarter of 2002, a decrease of approximately 2% from the third quarter. For the full year, production was 451,000 barrels of oil equivalent, an increase of 4% from last year.

          Unit costs in the fourth quarter of 2002 were comparable to those of the third quarter, as increased production expense was offset by lower depreciation, depletion and amortization expense in the United States. Unit costs for the full year were $15.20 per barrel, including $7.70 per barrel of depreciation, depletion and amortization.

          Exploration expense was $110 million in the fourth quarter of 2002, a slight increase from the third quarter. Exploration expense was $319 million for the year 2002, a reduction from $368 million in 2001. This decrease was largely due to improved drilling results.

          The effective income tax rate for exploration and production operations in 2002 was 41%. We anticipate that the effective income tax rate will be in the mid-40% range in 2003.

          The status of our hedges at December 31 was as follows:


           (in millions)

                             % Hedged                     After-Tax Deferred
                             Year-end                       Hedge (Losses)
                             --------                     ------------------
                       Crude        U.S. Natural
                        Oil             Gas           Realized        Unrealized         Total
                        ---             ---           --------        ----------         -----
                   (assuming no                    (to be charged     (at Dec. 31
                   asset sales)                      to income)         prices)
 Year 2003                82%              45%     $       (20)     $       (77)     $       (97)
 Year 2004                13%                                -                6                6
                                                   ------------     ------------     ------------
                                                   $       (20)     $       (71)     $       (91)
                                                   ============     ============     ============


          The average price at which the WTI related crude oil is hedged in 2003 is $24.90 and the average price at which U.S. natural gas is hedged is $4.15.

          The average price of WTI related crude oil hedges in 2004 is $23.95.

Refining and Marketing

          Refining and marketing operating earnings amounted to $20 million in the fourth quarter of 2002 compared with $3 million in the third quarter.

          The Corporation's share of HOVENSA's results amounted to income of $4 million in the fourth quarter compared with a loss of $6 million in the third quarter.

          R&M earnings include $8 million of interest on the PDVSA note in each quarter. The balance of the PDVSA note at December 31 was $395 million. We have been assured that the interest and principal due in the first quarter, totaling $47 million, will be paid.

          Retail and energy marketing operations were profitable in the fourth quarter of 2002 and exceeded the results from the third quarter. Trading results, on an after-tax basis, in the fourth quarter of 2002 amounted to a loss of $1 million compared with a loss of $14 million in the third quarter. Full year 2002 after-tax trading income was $3 million.

Other Items

          As John O'Connor explained earlier, the Corporation recorded an after-tax, non-cash impairment of $530 million relating to the Ceiba field. The charge resulted from a reduction in probable reserves comprising approximately 10% of total field reserves, as well as the need for additional expenditures to produce the reserves over a longer field life. These two factors caused projected cash flows from the project to be less than the book value of the field, which includes allocated purchase price from the acquisition. FAS No. 144 requires us to take an impairment charge and future net cash flows must be discounted in arriving at the amount by which the carrying value of the field is reduced. As a result of the longer production profile, this discounting had a significant impact on the amount of the impairment charge.

          The asset sale recorded in the fourth quarter of 2002 is the sale of the Corporation's interest in the onshore K&K fields in Azerbaijan. Net production from these fields was approximately 2,000 barrels per day.

          John Hess discussed the Colombia/JDA property swap being done with British Petroleum. We are swapping our Colombia asset plus $10 million for an additional 25% interest in the JDA gas project. Swap accounting dictates that, when the swap is finalized, we adjust the book value of the Colombia asset we are transferring to British Petroleum to fair value. Therefore, when the transaction closes, we will incur a charge to earnings of $48 million. This reflects a 30 million barrel of oil reduction in the Colombia proved reserves carried on our books prior to December 31, 2002. We must also mark-to-market the hedges we have in place for Colombia production. This will increase the charge to approximately $60 million.

Pension Accounting

          When the market value of pension plan assets is less than the accumulated benefit obligation, "other comprehensive income," a component of stockholders' equity, must be reduced. As a result of negative returns on the pension plan assets and the lower interest rate used in discounting the actuarially determined pension liability, an after-tax charge of $71 million was recorded in stockholders' equity at December 31, 2002.


                       -----------------------------------

Cautionary Note:

          The foregoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

          The Securities and Exchange Commission ("SEC") permits oil and gas companies, in their documents filed with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Certain references are made in the foregoing prepared remarks to reserves other than proved reserves. SEC guidelines strictly prohibit registrants from including such references in documents filed with the SEC.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMERADA HESS CORPORATION


DATE:  January 30, 2003                  By:  /s/ J. Barclay Collins II
                                              -------------------------
                                              Name:   J. Barclay Collins II
                                              Title:  Executive Vice President
                                                        and General Counsel